Filed pursuant to Rule 424(b)(3)

Registration No. 333-217557

PROSPECTUS SUPPLEMENT No. 1

(To prospectus dated June 13, 2017)

16,100,000 Shares

Select Energy Services, Inc.

CLASS A COMMON STOCK

This prospectus supplement No. 1 supplements the prospectus dated June 13, 2017 filed pursuant to Rule 424(b)(1) (the “Prospectus”) by Select Energy Services, Inc. (the “Company” or “we”). Pursuant to the Prospectus, this prospectus supplement relates to the offering of 16,100,000 shares of Class A common stock by the selling shareholders named in the Prospectus.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 16, 2017.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Class A common stock are traded on the New York Stock Exchange under the symbol “WTTR.”

Investing in our Class A common stock involves risks. Please see “Risk Factors” beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2017

SELECT ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 North I-35, P.O. Box 1715

Gainesville, Texas 76241

(Address of Principal Executive Offices)

(940) 668-0259

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

On June 13, 2017, SES Holdings, LLC (“SES Holdings”), a subsidiary of Select Energy Services, Inc. (the “Company”), Select Energy Services, LLC, a subsidiary of SES Holdings (the “Borrower”), each of the guarantors party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the other lenders party thereto entered into the Waiver and Amendment No. 16 to Amended and Restated Credit Agreement (the “Sixteenth Amendment”). The Sixteenth Amendment amends the Amended and Restated Credit Agreement, dated as of May 3, 2011 (as previously amended and as further amended by the Sixteenth Amendment, the “Credit Agreement”), by and among SES Holdings, the Borrower, the Guarantors, the Administrative Agent, and the other agents and lenders party thereto.

The Sixteenth Amendment, among other things, modifies the terms of the Credit Agreement to remove the requirement that businesses or assets acquired by the Borrower or any Guarantor meet a positive EBITDA test (the “Positive EBITDA Test”) for such acquisition to be a Permitted Acquisition as defined in and under the Credit Agreement. In addition, the Sixteenth Amendment provides a waiver of any existing defaults resulting from an acquisition previously consummated by the Borrower that was not in compliance with the Positive EBITDA Test.

The Administrative Agent, the other lenders party to the Credit Agreement, and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the Sixteenth Amendment is qualified in its entirety by reference to the Sixteenth Amendment, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
10.1	Waiver and Amendment No. 16 to Amended and Restated Revolving Credit Agreement, dated June 13, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2017

SELECT ENERGY SERVICES, INC.

By:	/s/ Gary Gillette
Gary Gillette
Chief Financial Officer and Senior Vice President

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Waiver and Amendment No. 16 to Amended and Restated Revolving Credit Agreement, dated June 13, 2017.

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Exhibit 10.1

Execution Version

WAIVER AND AMENDMENT NO. 16 TO AMENDED AND RESTATED CREDIT AGREEMENT

This Waiver and Amendment No. 16 to Amended and Restated Credit Agreement (this “Agreement”) dated as of June 13, 2017 (the “Effective Date”), is among Select Energy Services, LLC, a Delaware limited liability company (the “Borrower”), the subsidiaries of the Borrower party hereto (collectively, the “Subsidiary Guarantors”), SES Holdings, LLC, a Delaware limited liability company and the parent company of the Borrower (the “Parent Company”; together with the Subsidiary Guarantors, collectively, the “Affiliate Guarantors”; and the Affiliate Guarantors together with the Borrower, collectively, the “Guarantors” and each a “Guarantor”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), issuing lender (in such capacity, the “Issuing Lender”) and swing line lender (in such capacity, the “Swing Line Lender”), and the Lenders (as defined below).

INTRODUCTION

A.            The Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and lenders party thereto from time to time (the “Lenders”) are parties to that certain Amended and Restated Credit Agreement dated as of May 3, 2011, as heretofore amended (as so amended, the “Credit Agreement”; the defined terms of which are used herein unless otherwise defined herein).

B.            On May 30, 2017, the Borrower acquired certain water transfer assets, and related intellectual property, from Data Automated Water System, LLC and JVH and Associates, LLC (the “Acquisition”). Such Acquisition was not in compliance with Section 6.4(c)(ii)(B) of the Credit Agreement (the “Existing Default”).

C.            Each Credit Party acknowledges that the Existing Default constitutes an Event of Default arising under the Credit Agreement.

D.            Furthermore, the Borrower has requested that, subject to the terms and conditions of this Agreement, the Lenders agree to (i) permanently waive the Subject Defaults (as defined below) and (ii) amend certain provisions of the Credit Agreement as set forth below.

THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the other parties hereto hereby agree as follows:

Section 1.              Defined Terms; Other Definitional Provisions.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, as amended hereby, unless expressly provided to the contrary. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 2.              Waiver.

2.1          Each Credit Party hereby acknowledges the existence of the Existing Default and each Default or Event of Default that may have arisen out of (a) any failure, if any, to deliver notice of the Existing Default (the “Notice Default”) and (b) any representation or warranty, if any, made by any Credit Party that no Default had occurred and was continuing (but only to the extent such representation or warranty was untrue solely due to the Existing Default or the Notice Default) (the “Representation Defaults”, and together with the Notice Defaults and the Existing Default, the “Subject Defaults”).  Subject to the terms and conditions of this Agreement, the Lenders hereby permanently waive the Subject Defaults.

2.2          The waiver by the Lenders described in this Section 2 is limited to the Subject Defaults.  Such waiver is limited to the extent expressly described herein and shall not be construed to be a consent to, or, except to the extent set forth herein, a waiver of, noncompliance with Section 6.4 of the Credit Agreement, or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Credit Documents.  The Lenders expressly reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults with respect to the Credit Agreement or any other provision of any Credit Document other than the Subject Defaults.  The description herein of the Subject Defaults is based upon the information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults.  The failure of the Lenders to give notice to any Credit Party of any such other Defaults is not intended to be nor shall be a waiver thereof.  Each Credit Party hereby agrees and acknowledges that the Lenders require and will require strict performance by the Credit Parties of all of their respective obligations, agreements and covenants contained in the Credit Agreement and the other Credit Documents, and no inaction or action by the Administrative Agent, Issuing Lender, the Swing Line Lender, or any Lender regarding any Default (including but not limited to the Subject Defaults) is intended to be or shall be a waiver thereof other than the waiver of the Subject Defaults expressly provided for in Section 2 of this Agreement.  Other than the waiver of the Subject Defaults expressly provided for in Section 2 of this Agreement, each Credit Party hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in the Credit Agreement or in any other Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy (collectively, the “Lender Rights”).  For the avoidance of doubt, each Credit Party also agrees and acknowledges that neither the waiver provided in this Agreement nor any other waiver provided by the Lenders prior to the date hereof shall operate as a waiver of or otherwise prejudice any of the Lender Rights other than the waiver of the Subject Defaults expressly provided for in Section 2 of this Agreement.

Section 3.              Amendment to Credit Agreement.  Section 6.4(c)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) after the satisfaction of the Covenant Changeover Condition: either (A) such Acquisition is an Equity Funded Acquisition or a Pipeline Acquisition, or (B) before and after giving effect to such Acquisition, Availability is no less than $25,000,000.

Section 4.              Borrower’s Representations and Warranties.  Borrower represents and warrants to the Administrative Agent and each Lender that: (a) after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement, and the representations and warranties contained in the other Credit Documents are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the

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Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) as of such earlier date; (b) after giving effect to this Agreement, no Default has occurred and is continuing; (c) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Borrower and have been duly authorized by appropriate corporate action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Documents are valid and subsisting and secure the Borrower’s obligations under the Credit Documents.

Section 5.              Guarantors Representations and Warranties.  Each Guarantor represents and warrants to the Administrative Agent and each Lender that: (a) after giving effect to this Agreement, its representations and warranties contained in the Guaranty Agreement to which such Guarantor is a party and the representations and warranties contained in the other Credit Documents to which such Guarantor is a party are true and correct in all material respects on and as of the Effective Date as if made on as and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; (b) after giving effect to this Agreement, no Default has occurred and is continuing under any Credit Document to which such Guarantor is a party; (c) the execution, delivery and performance of this Agreement are within the corporate, limited liability company, or partnership power and authority of such Guarantor and have been duly authorized by appropriate corporate, limited liability company, or partnership action and proceedings; (d) this Agreement constitutes the legal, valid, and binding obligation of such Guarantor enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; (e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and (f) the Liens under the Security Documents to which such Guarantor is a party are valid and subsisting and secure such Guarantor’s and the Borrower’s obligations under the Credit Documents.

Section 6.              Conditions to Effectiveness.  This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions precedent on or before the Effective Date:

6.1          Agreement.  The Administrative Agent shall have received multiple original counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Administrative Agent, and the Lenders constituting the Majority Lenders.

6.2          Payment of Fees.  The Borrower shall have paid all fees and expenses of the Administrative Agent’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date.

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Section 7.              Acknowledgments and Agreements.

7.1          Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

7.2          The failure of the Lenders to give notice to any Credit Party of any Default or Event of Default is not intended to be, nor shall it be, a waiver thereof.  Each Credit Party hereby agrees and acknowledges that the Secured Parties require and will require strict performance by the Credit Parties of all of their respective obligations, agreements and covenants contained in the Credit Agreement, as amended hereby, and the other Credit Documents (including any action or circumstance which is prohibited or limited during the existence of a Default or Event of Default), and no inaction or action by any Secured Party regarding any Default or Event of Default is intended to be or shall be a waiver thereof.  Each Credit Party hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to any Secured Party in the Credit Agreement or in any other Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

7.3          The Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders hereby expressly reserve all of their rights, remedies, and claims under the Credit Documents.  Except as expressly provided in this Agreement, nothing in this Agreement shall constitute a waiver or relinquishment of (a) any Default or Event of Default under any of the Credit Documents other than the waiver expressly provided in Section 2 above as to the Subject Defaults, (b) any of the agreements, terms or conditions contained in any of the Credit Documents, (c) any rights or remedies of the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender with respect to the Credit Documents, or (d) the rights of the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender to collect the full amounts owing to them under the Credit Documents.

7.4          The Parent Company, the Borrower, each Guarantor, Administrative Agent, Issuing Lender and each other party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and the Parent Company, the Borrower and the Guarantors acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, and the Guaranty, as amended, are not impaired in any respect by this Agreement.  Nothing contained herein shall be construed as a novation or termination of the Obligations.

7.5          From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents as amended by this Agreement.  This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 8.              Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment of, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty in connection with the execution and delivery of

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amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Credit Documents.

Section 9.              Reaffirmation of Security Documents.  Each Credit Party (a) represents and warrants to the Administrative Agent and each Lender that it has no defenses to the enforcement of any Security Document to which it is a party, (b) reaffirms the terms of and its obligations (and the Liens granted by it) under each Security Document to which it is a party (including, as to the Parent Company, Liens encumbering the Equity Interests of Affirm and Peak), and agrees that each such Security Document will continue in full force and effect to secure the Secured Obligations as the same may be amended, supplemented, or otherwise modified heretofore, hereby and from time to time hereafter, and such other amounts in accordance with the terms of such Security Document, and (c) acknowledges, represents, warrants and agrees that the liens and security interests granted by it pursuant to the Security Documents are valid and subsisting and create a security interest to secure the Secured Obligations and are first priority, fully enforceable, non-avoidable and duly perfected Liens as required therein.

Section 10.            Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile signature and all such signatures shall be effective as originals.

Section 11.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 12.            Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 13.            Governing Law.  This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 14.            Patriot Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 15.            Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, THE NOTES, AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[The remainder of this page has been left blank intentionally.]

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EXECUTED to be effective as of the date first above written.

BORROWER:

SELECT ENERGY SERVICES, LLC

By:	/s/ John D. Schmitz
John D. Schmitz
Chief Executive Officer

GUARANTORS:

AFFIRM OILFIELD SERVICES, LLC
INTERNATIONAL WESTERN COMPANY, INC.
LONE STAR LLC
PEAK OILFIELD SERVICES, LLC
SELECT WATER REUSE, LLC
SELECT WESTERN COMPANY OF TEXAS, INC.
SES HOLDINGS, LLC

Each By:	/s/ John D. Schmitz
John D. Schmitz
Chief Executive Officer

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender,
Issuing Lender, Revolving Lender, and
Term Lender

By:	/s/ Timothy P. Gebauer
Name:	Timothy P. Gebauer
Title:	Director

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

BANK OF AMERICA, N.A.
as a Revolving Lender and Term Lender

By:	/s/ Tyler Ellis
Name:	Tyler Ellis
Title:	Director

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

ZB, N.A. DBA AMEGY BANK
as a Revolving Lender and Term Lender

By:	/s/ Rachel Pletcher
Name:	Rachel Pletcher
Title:	Vice President

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

COMERICA BANK
as a Revolving Lender and Term Lender

By:	/s/ David Balderach
Name:	David Balderach
Title:	Senior Vice President

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

REGIONS BANK
as a Revolving Lender and Term Lender

By:	/s/ Lynn Johnston
Name:	Lynn Johnston
Title:	Senior Vice President

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

JPMORGAN CHASE BANK, N.A.
as a Revolving Lender and Term Lender

By:	/s/ Darren Vanek
Name:	Darren Vanek
Title:	Authorized Signatory

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

CITIBANK, N.A.
as a Revolving Lender and Term Lender

By:
Name:
Title:

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

DEUTSCHE BANK AG NEW YORK BRANCH
as a Revolving Lender and Term Lender

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Revolving Lender and Term Lender

By:	/s/ Bryan J. Matthews
Name:	Bryan J. Matthews
Title:	Authorized Signatory

By:	/s/ Peter J. Winstanley
Name:	Peter J. Winstanley
Title:	Authorized Signatory

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

CADENCE BANK, N.A.
as a Revolving Lender and Term Lender

By:	/s/ Tim Ashe
Name:	Time Ashe
Title:	Assistant Vice President

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

ROYAL BANK OF CANADA
as a Revolving Lender and Term Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)

UBS AG, STAMFORD BRANCH
as a Revolving Lender and Term Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

Signature Page to

Waiver and Amendment No. 16 to Amended and Restated Credit Agreement

(Select Energy Services, LLC)